Exhibit 99.2

MediaAlpha

SHAREHOLDER LETTER

Q3 | 2020

Q3 2020

Highlights

•	Transaction Value increased 44% year-over-year.

•	Robust demand in our Property & Casuality insurance vertical was a key driver of growth.

•	Spend from our 10 largest carrier partners increased 95% year-over-year in Q3 2020.

•	Partners have continued to adopt and improve our deep, technical integrations, further solidifying these key relationships.

•	Strong growth expected in Q4 2020, driven by seasonal spending in the Health insurance vertical during Open Enrollment (OEP) and Annual Enrollment Periods (AEP) [1].

Q3 2020 Results

	Q3
	2019	2020	YoY Change
Revenue	$110.4	$151.5	37.3%
Transaction Value [1]	$150.8	$217.6	44.3%
Gross Profit	$17.7	$20.7	17.1%
Contribution [1]	$18.7	$21.7	16.1%
Net Income	$7.8	$4.8	-37.8%
Adjusted EBITDA [1]	$11.7	$14.0	19.9%

[1]	See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2020

Executive Summary

As a newly-minted public company, and this being our first shareholder letter, we’d like to convey a sense of the landscape within which MediaAlpha operates.

Consumers have fundamentally changed the way they shop for insurance. Most consumers have habituated to doing a fair amount of online research before purchasing anything, and insurance is no exception. Traditionally a purchase made in person or over the phone, insurance is now something that 90% of consumers are open to purchasing online—up from 35% in 2010. This attitudinal shift has given rise to the direct-to-consumer distribution model within the insurance industry. In fact, while auto insurance premiums grew by nearly $7 billion in 2019 versus 2018, nearly 84% of that growth went to just the two leading direct-to-consumer carriers. In order to stay competitive, the rest of the field is having to augment their business models to incorporate a direct-to-consumer approach.

All of this has enormous implications for customer acquisition and the distribution channels that carriers will rely on to drive future growth. While brands across all industries now allocate their digital customer acquisition budgets in proportion to consumers’ time spent online (approximately 56%2), the insurance industry lags, spending only about 25% of total marketing budgets on digital. But this is changing. Digital spend in this vertical is projected to reach $16 billion by 2025, up from $4 billion in 2019. Clearly, there is still significant headroom for digital marketing channels that bring together insurance consumers and carriers, and MediaAlpha is well positioned to capture this opportunity.

We’ve built the leading technology platform for connecting high-intent insurance shoppers, at or near the point of purchase, with insurance carriers. What makes us unique is our ability to work with insurance carriers holistically—whether they’re looking to generate demand or maximize the value of the consumers that already come to them. And we do it with the highest degree of transparency in the industry.

[2]	Source: S&P Global Market Intelligence; CMS; William Blair.

Q3 2020

Our data science and technology platform has enabled us to achieve tremendous scale, one that is roughly two to three times larger than other insurance customer acquisition marketplaces. We obsess about the measurement and optimization of customer acquisition costs by our demand partners at the most granular level possible and believe that everything else follows from this prime directive. The scale of the data now available in our ecosystem enables our predictive analytics algorithms to identify more granular lifetime value-based consumer segments on behalf of our insurance carrier partners than they can through any other customer acquisition marketplace. This in turn enables our demand partners to achieve higher efficiencies at an ever-increasing scale. The resulting increase in customer acquisition investment leads to higher yield for our supply partners, which then results in even greater scale in our ecosystem in the form of growing and new supply partners.

Foundational to the way we do business is a key aspect of our company culture: an obsession with process versus outcome. If focusing on “process” sounds easy, think again. For us, this obsession is about an unrelenting drive to improve every aspect of what we do and how we do it and letting the law of large numbers take care of generating (far) more favorable outcomes than not. This is why we care only about the enduring value we’re creating and not about near-term wins or losses. This is why we hire people who are intellectually curious, with a strong growth mindset. This is why we believe in the golden rule and treat our partners with the (radical) transparency we would expect were we in their shoes. As a newly public company, we expect that many things will change in the years to come, but the accountability we feel to you, our shareholders, to become better each and every day will always remain at the core of who we are.

Q3 2020

Financial Discussion - Transaction Value and Revenue Metrics

We delivered strong financial results in Q3 2020, generating Transaction Value of $217.6 million, an increase of 44% from the third quarter of 2019. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly move online.

Overall, Transaction Value generated from our insurance verticals grew to $206.6 million in Q3 2020, up 60% year-over-year on strong, high-quality volume growth from our supply partners.

Q3 2020

We generated $151.5 million of total revenue in the third quarter of 2020, up 37% year-over-year, driven by strong results in our insurance verticals.

Revenue from our Property & Casualty insurance vertical grew 73% year-over-year to $114.1 million in Q3 2020, driven by favorable trends in the auto insurance sector and strong execution on strategic initiatives with both demand and supply partners.

Revenue from our Health insurance vertical grew 20% year-over-year to $27.3 million in Q3 2020, driven by increased adoption of the direct-to-consumer distribution channel and expansion of investment allocations from our demand partners heading into OEP and AEP.

Revenue from our Life insurance vertical declined to $7.4 million in Q3 2020, compared to $8.4 million last year, driven by certain supply partners migrating to our private platform where the Transaction Value converts to GAAP revenue at a fractional rate. Transaction Value generated from our Life insurance vertical grew 33% to $11.6 million in Q3 2020, compared to $8.7 million in Q3 2019, as these supply partners consolidated more consumer referral volume through our platform.

Our Other vertical, which consists primarily of travel, education, and consumer finance generated $2.7 million of revenue in Q3 2020, compared to $13.3 million last year, driven primarily by the impact of COVID on Travel.

Q3 2020

Financial Discussion - Profitability

Gross profit was $20.7 million in Q3 2020, a year-over-year increase of 17%. Contribution, which is revenue less revenue share payments and online advertising costs, was $21.7 million in Q3 2020, a year-over-year increase of 16%. Contribution margin was 14%, compared to 17% in the third quarter 2019. The decrease was primarily driven by a new supply partner that we chose to integrate and ramp without contribution during the third quarter. Contribution from this partner commenced on October 1, 2020.

Net Income was $4.8 million in Q3 2020 compared to $7.8 million in the third quarter of 2019. The decline in net income was driven by one-time expenses, including $2.0 million of debt extinguishment costs incurred in connection with the refinancing of our Credit Facility in late Q3 2020 and $4.1 million of one-time transaction expenses related to the IPO.

Adjusted EBITDA was $14.0 million in Q3 2020, a year-over-year increase of 20%. Adjusted EBITDA growth was driven by strong top-line performance and improved operating leverage. EBITDA margin was 9%, compared to 11% in the third quarter of 2019, driven by the integration and ramp of the aforementioned supply partner at zero contribution.

Q3 2020

Financial Discussion - Q4 and FY 2020 Outlook3

As a result of strong performance, our guidance for Q4 and FY 20204 is driven by outsized budgets in Q4 from Property & Casualty insurance demand partners and a seasonally strong OEP / AEP in Health and Medicare.

	Q4 2020			FY 2020
Transaction Value[3]	$223.0 million	—	$225.0 million	$782.0 million	—	$784.0 million
Y/Y Growth	31.5%		32.6%	39.6%		40.0%
Revenue	$163.0 million	—	$165.0 million	$558.0 million	—	$560.0 million
Y/Y Growth	29.2%		30.8%	36.8%		37.3%
Contribution [3]	$24.5 million	—	$25.5 million	$86.0 million	—	$87.0 million
Y/Y Growth	14.1%		18.8%	24.1%		25.6%
Adjusted EBITDA [3]	$15.0 million	—	$15.5 million	$54.5 million	—	$55.5 million
Y/Y Growth	7.6%		11.2%	27.0%		29.3%

Revenue: For the fourth quarter, we expect revenue to be in the range of $163.0-$165.0 million, or an increase of 30.0% year-over-year at the midpoint. For the full year, we expect revenue to be in the range of $558.0-$560.0 million, or an increase of 37.0% year-over-year at the midpoint.

Adjusted EBITDA: For the fourth quarter, we expect Adjusted EBITDA to be in the range of $15.0-$15.5 million, or an increase of 9% year-over-year at the midpoint. For the full year, we expect Adjusted EBITDA to be in the range of $54.5-$55.5 million, or an increase of 28% year-over-year at the midpoint.

Note that our Q4 and full year 2020 adjusted EBITDA outlook excludes charges of $22.2 million from increased non-cash equity-based compensation in connection with new RSU grants post-IPO to existing employees, including $15.9 million for vested units.

We expect total shares outstanding to be 58.5 million and 64.5 million on a common and fully diluted basis at the end of Q4 2020.

We are excited having crossed the significant milestone of becoming a public company. We couldn’t have done this without the hard work from our team. Culture is important to us at MediaAlpha. Our culture was built on much of the same values as our platform—transparency, feedback, and a focus on great results.

We believe that we have a significant market opportunity and are just scratching the surface of our potential. Thanks for your interest and support.

Thank you,

Steve Yi	Tigran Sinanyan
Co-Founder & CEO	CFO

[3]

With respect to the Company’s projections of Contribution and adjusted EBITDA under “Financial Discussion – Q4 and FY 2020 Outlook”, MediaAlpha is not providing a reconciliation of Contribution or adjusted EBITDA to the respective GAAP measures because the Company is unable to predict with reasonable certainty the reconciling items that may affect gross profit and net income without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.

[4]	See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2020

As of and for the three and nine months ended September 30, 2020, the periods covered by this release, MediaAlpha, Inc. had engaged solely in activities incidental to its formation. QL Holdings LLC and its subsidiaries have been determined to represent the predecessor entity to MediaAlpha, Inc. prior to the IPO. As such, the interim unaudited condensed consolidated financial statements and related notes of QL Holdings LLC and its subsidiaries as of and for the three and nine months ended September 30, 2020 and 2019 have been included in this release and on the Form 10-Q.

Q3 2020

QL Holdings LLC and subsidiaries

Unaudited condensed consolidated balance sheets

(In thousands)

	September 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$12,005	$10,028
Accounts receivable, net of allowance for doubtful accounts	63,084	56,012
Prepaid expenses and other current assets	1,623	1,448

Total current assets	76,712	67,488

Property and equipment, net	701	755
Intangible assets, net	16,350	18,752
Goodwill	18,402	18,402
Other assets	21,665	—

Total assets	$133,830	$105,397

Liabilities, redeemable Class A units and Members’ Deficit
Current liabilities
Accounts payable	$61,697	$40,455
Accrued expenses	12,651	6,532
Current portion of long-term debt	6,262	873
Current portion of deferred rent	71	52

Total current liabilities	80,681	47,912

Long-term debt, net of current portion	199,146	96,665
Deferred rent, net of current portion	331	319
Other long-term liabilities	276	—

Total liabilities	280,434	144,896

Commitments and contingencies (Note 9)
Redeemable Class A units, 284,211 at redemption value of approximately $637.08 and $260.71 per unit as of September 30, 2020 and December 31, 2019, respectively	181,066	74,097
Members’ (deficit) equity
Class A units, 1,136,842 units authorized; 852,631 units issued and outstanding (excluding 284,211 units subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	73,003	73,003
Class B units, 177,300 units authorized; 177,300 and 163,800 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	9,097	6,544
Accumulated deficit	(409,770)	(193,143)

Total members’ deficit	(327,670)	(113,596)

Total liabilities, redeemable Class A units and members’ deficit	$133,830	$105,397

Q3 2020

QL Holdings LLC and subsidiaries

Unaudited condensed consolidated statements of operations

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	$151,548	$110,397	$394,609	$281,857
Cost and operating expenses
Cost of revenue	130,830	92,707	335,692	237,130
Sales and marketing	2,916	3,227	8,866	10,586
Product development	1,766	1,609	5,482	5,174
General and administrative	7,595	3,171	13,897	16,265

Total cost and operating expenses	143,107	100,714	363,937	269,155

Income from operations	8,441	9,683	30,672	12,702
Other expense	1,998	—	1,998	—
Interest expense	1,594	1,920	4,844	5,259

Total other expense	3,592	1,920	6,842	5,259

Provision for income taxes	20	—	20	—
Net income	$4,829	$7,763	$23,810	$7,443

Q3 2020

QL Holdings LLC and subsidiaries

Unaudited condensed consolidated statements of cash flows

(In thousands)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$23,810	$7,443
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash equity-based compensation expense	1,762	1,795
Depreciation expense on property and equipment	210	208
Amortization of intangible assets	2,402	4,158
Amortization of deferred debt issuance costs	334	551
Loss on extinguishment of debt	1,998	—
Bad debt expense	356	263
Changes in operating assets and liabilities:
Accounts receivable	(7,428)	(16,799)
Prepaid expenses and other current assets	(147)	47
Other assets	(11,665)	—
Accounts payable	21,242	14,038
Accrued expenses	6,395	(341)
Deferred rent	31	(70)

Net cash provided by operating activities	39,300	11,293

Cash flows from investing activities
Purchases of property and equipment	(156)	(109)
Purchase of cost method investment	(10,000)	—

Net cash used in investing activities	(10,156)	(109)

Cash flows from financing activities
Proceeds from revolving line of credit	7,500	—
Repayments on revolving line of credit	(7,500)	—
Proceeds from issuance of long-term debt	210,000	100,000
Repayments on long-term debt	(100,023)	(14,823)
Payments of debt issuance costs	(4,467)	(2,303)
Cash paid to repurchase Class B units up to fair value	(1,453)	(4,467)
Cash paid for repurchases of Class A units	—	(62,806)
Member contributions	—	62,806
Member distributions	(131,224)	(88,934)

Net cash used in financing activities	(27,167)	(10,527)

Net increase in cash and cash equivalents	1,977	657
Cash and cash equivalents, beginning of period	10,028	5,662
Cash and cash equivalents, end of period	$12,005	$6,319
Supplemental disclosures of cash flow information
Cash paid for interest	$4,503	$4,750
Cash paid for repurchase of Class B units in excess of fair value	$791	$1,286

Q3 2020

Key Business and Operating Metrics and Non-GAAP Financial Measures

In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.

Transaction Value

We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a direct driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via open and private platform transactions. In our open platform model, revenue recognized represents the Transaction Value and revenue share payments to our supply partners represent costs of revenue. In our private platform model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.

The following table presents Transaction Value by platform model for the three months ended September 30, 2020 and 2019, and the nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2020	2019	2020	2019
Open platform transactions	$148,240	$108,146	$386,224	$275,991
Percentage of total Transaction Value	68.1%	71.7%	69.1%	70.7%
Private platform transactions	69,320	42,654	172,590	114,493
Percentage of total Transaction Value	31.9%	28.3%	30.9%	29.3%
Total Transaction Value	$217,560	$150,800	$558,814	$390,484

The following table presents Transaction Value by vertical for the three months ended September 30, 2020 and 2019, and the nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2020	2019	2020	2019
Property & casualty insurance	$161,323	$94,770	$390,955	$233,746
Percentage of total Transaction Value	74.2%	62.8%	70.0%	59.9%
Health insurance	33,650	25,683	98,739	68,168
Percentage of total Transaction Value	15.5%	17.0%	17.7%	17.5%
Life insurance	11,628	8,735	31,717	26,841
Percentage of total Transaction Value	5.3%	5.8%	5.7%	6.9%
Other(1)	10,959	21,612	37,403	61,729
Percentage of total Transaction Value	5.0%	14.3%	6.7%	15.8%
Total Transaction Value	$217,560	$150,800	$558,814	$390,484

(1)	Our other verticals include Travel, Education and Consumer Finance.

Q3 2020

Contribution and Contribution Margin

We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statement of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related; internet and hosting; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution Margin increases and our headcount costs remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.

The following table reconciles Contribution and Contribution Margin with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, the three months ended September 30, 2020 and 2019, and the nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Revenue	$151,548	$110,397	$394,609	$281,857
Less cost of revenue	(130,830)	(92,707)	(335,692)	(237,130)

Gross profit	20,718	17,690	58,917	44,727
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	18	19	58	158
Salaries, wages, and related	434	302	1,175	1,027
Internet and hosting	107	116	328	393
Other expenses	70	66	206	194
Amortization	—	170	—	510
Depreciation	6	5	17	18
Other services	189	193	616	523
Merchant-related fees	130	105	447	273

Contribution	$21,672	$18,666	$61,765	$47,823

Gross margin	13.7%	16.0%	14.9%	15.9%
Contribution Margin	14.3%	16.9%	15.7%	17.0%

Consumer Referrals

We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement, presented subsequent to the consumer’s search (e.g. auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated through insurance carriers or insurance-focused research destination websites who make the data leads available to buy through our platform or when users complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the three and nine months ended September 30, 2020, Transaction Value generated from clicks, calls and leads was 82.5%, 6.2% and 11.3% and 80.1%, 7.6%, and 12.4%, respectively.

Q3 2020

Adjusted EBITDA

We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, and amortization of intangible assets, as well as equity-based compensation expense and transaction expenses. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.

Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense) and depreciation and amortization. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

The following table reconciles Adjusted EBITDA with net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended September 30, 2020 and 2019, and the nine months ended September 30, 2020 and 2019.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net income	$4,829	$7,763	$23,810	$7,443
Equity-based compensation expense	606	520	2,553	3,081
Interest expense	1,594	1,920	4,844	5,259
Income tax expense	20	—	20	—
Depreciation expense on property and equipment	73	65	210	208
Amortization of intangible assets	800	1,385	2,403	4,158
Transaction expenses(1)	6,049	—	6,049	8,831
Adjusted EBITDA	$13,971	$11,635	39,889	28,980

(1)

For the nine months ended September 30, 2019, transaction expenses included $7.2 million in legal, investment banking and other consulting fees and $1.6 million in transaction bonuses related to a transaction with Insignia in February 2019. For the months ended September 30, 2020, transaction expenses included $4.0 million in legal, and other consulting fees and $2.0 million in loss on debt related to the termination of the 2019 Credit Facilities.

Q3 2020

Forward-Looking Statements

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our guidance for Q4 2020 and full year 2020. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the final prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on October 29, 2020 and the Quarterly Report on Form 10-Q that will be filed following this shareholder letter. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q3 2020